                                                                    EXHIBIT 10.2



                            ASSET PURCHASE AGREEMENT


           THIS AGREEMENT is dated as of March 2, 1998, and is between Second Generation of Florida, Ltd. (the "Seller"), a limited liability company organized under the laws of Ohio, and ACME Television, LLC (the "Buyer"), a limited liability company organized under the laws of Delaware.



                                R E C I T A L S:


        1. Seller holds licenses from the Federal Communications Commission (the "FCC") for broadcast television station WTVK-TV in Naples, Florida (the "Station") and owns or holds other assets used or useful in the operation of the Station.

        2. Seller desires to sell, assign, and transfer, to the fullest extent permitted by law, the FCC licenses and other assets owned or held by Seller and used or useful in the operation of the Station.

        3. To the fullest extent permitted by law, Buyer desires to acquire the FCC licenses for the Station and other assets owned or held by Seller and used or useful in the operation of the Station, all under the terms described herein.

        4. On this same day, Seller and Buyer shall, subject to the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR"), execute a Local Marketing Agreement ("LMA") under which Buyer shall provide programming to be aired on the Station, which shall remain under the exclusive control of Seller pending consummation of the transactions contemplated by this Agreement.

        5. Within fourteen days hereof, Seller shall enter into an affiliation agreement with The WB Television Network and, simultaneously therewith, a consulting agreement with Buyer or one of its executives to facilitate the Station's transition to The WB Television Network.

           NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereby agree as follows:

               ARTICLE 1 EXCHANGE OF CONSIDERATION

               1.1 CONSIDERATION CONVEYED BY SELLER. At the Closing, as defined herein, Seller shall provide Buyer with the following consideration:



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               1.1.1 STATION ASSETS. Subject to the terms and conditions of this
Agreement, Seller shall, to the fullest extent permitted by law, assign, convey, transfer, and deliver to Buyer, and Buyer shall, to the fullest extent permitted by law, acquire from Seller free and clear of all debts, liens, claims, financing leases, security interests and encumbrances of any kind whatsoever (except as permitted herein), all of Seller's right, title and interest in and to Seller's assets, real and personal, tangible and intangible, of every kind and description, owned or held by Seller and used or useful in the operation of the Station (collectively the "Station Assets") except the assets described in
Section 1.1.2. of this Agreement. The Station Assets consist of the following items:

               (a) GOVERNMENT LICENSES. All licenses and other authorizations issued by the FCC to Seller (the "FCC Licenses") with respect to the Station, as well as any licenses and authorizations issued by any other governmental authority, true copies of which are included in Schedule 1 to this Agreement, together with any and all applications pending before the FCC or any other governmental authority with respect to renewals, extensions, or modifications thereof.

               (b) TANGIBLE PERSONAL PROPERTY. All equipment, furniture, fixtures, office materials and supplies, spare parts, and other tangible personal property of every kind and description owned as of the date of this Agreement by Seller and used or useful in the operation of the Station, with all material items set forth on Schedule 2 to this Agreement, less any non-material tangible assets consumed in the ordinary course of the Station's business after the date hereof, and any additions, improvements, replacements, and alterations made thereto in the ordinary course of business between the date of this Agreement and the Closing Date, as defined herein. For purposes of this paragraph only, a material asset is deemed to be one with a value of at least $500.

               (c) CONTRACTS. All rights in and under certain contracts, agreements, and leases of any kind (except those relating to real property and the sale of time on the Station) relating to the operation of the Station which Buyer has agreed to assume, whether in existence as of the date of this Agreement or entered into or acquired between the date hereof and the Closing Date, as defined herein, in the ordinary course of business (all of the foregoing collectively referred to herein as the "Contracts"): provided, that
Schedule 3 includes true copies of all written Contracts as well as accurate descriptions of all oral Contracts to be assumed by Buyer; provided further, that, except as provided herein, Buyer shall not assume any Contract not identified in Schedule 3; provided further, that no Contract created subsequent to the date of this Agreement shall be assigned to Buyer without Buyer's written approval unless such Contract can be canceled upon 30 days notice without liability to Buyer; and provided further, that Seller shall promptly provide Buyer with a true copy or, in the event of an oral agreement, an accurate description of all material terms, of any such Contract entered into subsequent to the date of this Agreement which is to be assumed by Buyer ; and, provided further, that, notwithstanding anything to the contrary in this Agreement, Seller shall execute a 5-year affiliation agreement with The



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WB Television Network on or before March 6, 1998 which shall be a Contract to be assumed by Buyer at Closing. To assist Seller in the transition to The WB Television Network, Seller shall simultaneously therewith enter into a consulting agreement with Buyer or one of its executives: provided, that in no event shall such consulting agreement entitle Buyer or its executive to assume control over any aspect of Station operations, including programming, personnel or financing.

               (d) LEASES. All leases relating to real property (the "Real Estate Leases"), true copies of which or, in the case of oral agreements, summaries of which are annexed hereto in Schedule 4.

               (e) TIME SALES AGREEMENTS. All agreements, including trade and barter agreements (collectively, the "Trade Agreements"), for the sale of time on the Station in the ordinary course of business and in accordance with past practices of the Station: provided, that Buyer shall only assume Trade Agreements which involve the provision of goods or services related to and useful in the business of the Station, and which may be satisfied by ROS inventory and scheduling.

               (f) MARKETING ITEMS. All trademarks, call signs, service marks, franchises, patents, trade names, jingles, fictitious names, slogans, and logotypes owned and used by Seller as of the date hereof, as well as those acquired between the date hereof and the Closing Date in connection with the operation of the Station.

               (g) PROGRAMMING AND COPYRIGHTS. All programs and programming materials and elements of whatever form or nature owned or licensed for use by Seller and used in the operation of the Station as of the date hereof (except those included in the Excluded Assets), together with all such programs, materials, elements, intellectual property rights, and copyrights acquired between the date hereof and the Closing Date, whether recorded on tape or any other medium or intended for live performance, and whether completed or in production, and all related common law and statutory copyrights owned or licensed for use by Seller and used or useful in the operation of the Station.

               (h) RECORDS. Any and all files, program logs, public inspection files, and other records that relate to the operation of the Station in the possession of Seller on the Closing Date, except Seller's records that pertain to the organization of Seller.

               (i) GOODWILL. All of Seller's goodwill in and going concern value of the Station.

               (j) ACCOUNTS RECEIVABLE. All notes and accounts receivable of Seller relating to or arising out of the sale of advertising time on the Station at any time on or after the date of the commencement of the LMA.

               1.1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, there shall be excluded from the Station Assets and retained by Seller, to the extent in existence on the Closing Date, the following assets (the "Excluded Assets"):

                      (a) ACCOUNTS RECEIVABLE. All notes and accounts receivable of Seller relating to or arising out of the sale of advertising time on the Station prior to the date of the commencement of the LMA ("Seller Accounts Receivable").

                      (b) CASH AND INVESTMENTS. All cash on hand or in bank accounts and all cash equivalents and similar investments of Seller, such as certificates of deposit.

                      (c) PREPAID ITEMS. All deposits, reserves, and prepaid expenses and taxes (unless prorated as provided in Section 1.3. of this Agreement).

                      (d) PERSONAL PROPERTY. All non-material tangible personal property disposed of or consumed in the ordinary course of business of the Station.

                      (e) INSURANCE. All contracts of insurance.

                      (f) SECURITIES. Any and all securities owned or held by Seller.

                      (g) CLAIMS. Any and all claims of Seller with respect to transactions which transpire prior to the Closing Date, including, without limitation, claims for tax refunds.

                      (h) AGREEMENTS. Agreements, contracts, and leases not assumed by Buyer in accordance with Section 1.1.1.(c), (e) and (f) of this Agreement.

                      (i) MISCELLANEOUS ASSETS. Pension, profit-sharing, and savings plans and trusts and any assets thereof.

                      (j) ORGANIZATIONAL DOCUMENTS. Seller's books and original records that pertain to the organization, existence or capitalization of Seller.

               1.1.3 SELLER'S RETAINED LIABILITIES. The Station Assets shall be sold and conveyed to Buyer free and clear of all debts, liens, claims, financing leases, security interests and encumbrances or liabilities of any kind or nature except for liens for current taxes not yet due and payable (the "Permitted Encumbrances"). Unless reflected in a document executed by Buyer, Buyer shall not assume or be liable for (a) any contract, agreement or lease not specifically assumed by Buyer hereunder; (b) any obligation of Seller arising out of any contract of insurance, any pension, retirement or profit-sharing plan, or any trust or other benefit plan; (c) any litigation, proceeding, or claim relating to the business or operation of the Station prior to the Closing (unless such claim is based on



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Buyer's conduct under the LMA), regardless of whether such litigation, proceeding, or claim is pending, threatened, or asserted before, on, or after the Closing; or (d) any obligation (including but not limited to wages, salaries, vacation pay, payroll taxes, COBRA coverage or severance payments) to or for persons employed by Seller (recognizing that Buyer has no obligation to employ any of Seller's employees except as specified in Schedule 3).

               1.2 PURCHASE PRICE.

            At the Closing, as defined herein, Buyer will provide Seller with Fifteen Million Five Hundred Thousand Dollars ($15,500,000) in consideration (the "Purchase Price") which will be conveyed in accordance with the terms of this Section.

               1.2.1 CASH AT CLOSING. Buyer shall pay Seller at Closing Fifteen Million Five Hundred Thousand Dollars ($15,500,000) by wire transfer of immediately available federal funds pursuant to instructions from Seller, less adjustments made pursuant to this Agreement.

               1.2.2 SELLER'S OWNERSHIP ACQUISITION. At the Closing, Seller will acquire from ACME Television Holdings, LLC ("ACME") and the Canadian Imperial Bank of Commerce ("CIBC") Twenty Five Hundred (2500) "Seller Units," which are defined and valued at $1000 in ACME's Limited Liability Operating Agreement of June 17, 1997 (the "Operating Agreement"), subject to pro rata dilution for financing agreements, management incentives, and acquisition of capital after Closing from third parties, in exchange for payment of One Million Four Hundred Fifty Three Thousand Five Hundred Dollars ($1,453,500) in cash to CIBC for Fourteen Hundred Fifty Three and one-half (1453.5) Seller Units and payment of One Million Forty Six Thousand Five Hundred Dollars ($1,046,500) in cash to ACME for One Thousand Forty Six and One-half (1046.5) Seller Units.

               1.2.3 ESCROW DEPOSIT. Upon execution of this Agreement, Buyer shall place Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Escrow Deposit") in escrow in accordance with the terms of an Escrow Agreement in the form of Exhibit A annexed hereto. The Escrow Deposit shall be paid to Seller as a credit toward the Purchase Price at the Closing. If Buyer materially breaches its obligations under this Agreement, the Escrow Deposit shall be paid to Seller as liquidated damages and as Seller's exclusive remedy. In the event of a termination of this Agreement under Article 9 for any other reason, the Escrow Deposit shall be returned to Buyer. Interest on the Escrow Deposit shall at all times be paid to Buyer.

               1.2.4 NONCOMPETITION AGREEMENT. One Thousand Dollars ($1,000) of the Purchase Price will be allocated as consideration for the execution by Seller and its members of the Noncompetition Agreement annexed hereto as Exhibit B.


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           1.3 ADJUSTMENTS.

               1.3.1 PRORATIONS. At the Closing, all income of the Station and all taxes and assessments, rent, water, sewer and other utility charges and lienable municipal services, if any, with respect to the Station Assets to be acquired by Buyer shall be apportioned and allocated between Buyer and Seller as of the date of this Agreement on the basis of the period of time to which such income or liabilities apply. To the extent such items cannot be determined at Closing, a final settlement on such prorations shall be made within thirty (30) days after the Closing Date. If the Closing occurs before the tax rate is fixed for the then current term, the apportionment of taxes at Closing shall be upon the basis of the tax rate for the preceding tax year applied to the latest assessed valuation. If the tax rate is changed with respect to any period of time prior to the Closing Date, as defined herein, the post-Closing proration shall include a corresponding adjustment in the final proration made pursuant to this Section.

               1.3.2 TRADE AND BARTER ITEMS. At the Closing, Seller shall deliver to Buyer a report, dated the Closing Date (the "Trade Report"), which lists all Trade Agreements included in the Station Assets, together with an itemized statement of the aggregate value of time owed (based on the Station's current rates) pursuant to each of the Trade Agreements and the fair market value of goods and services to be received pursuant to each of the Trade Agreements as of the commencement date of the LMA. The Purchase Price to be paid by Buyer to Seller at Closing shall be reduced to the extent that the aggregate value of the Station's obligations prior to the commencement date of the LMA under Trade Agreements for the broadcast of advertising time exceeds $141,000. Disputes. In the event of any disputes between the parties as to any adjustments under this Section, the amounts not in dispute shall be paid at the time provided herein and the dispute shall be resolved by an independent certified public accountant ("CPA") who shall be jointly selected by the parties within thirty (30) days after the Closing or after the final settlement on prorations, as the case may be. The decision of the CPA shall be binding on each of the parties and enforceable by a court of competent jurisdiction. The fees and expenses of the CPA shall be paid one-half by Seller and one-half by Buyer.

        1.4 ALLOCATION. At or before the Closing, the Purchase Price shall be allocated between tangible and intangible assets in accordance with an allocation to be prepared by Buyer and reasonably satisfactory to Seller. Seller and Buyer shall use such allocation for all purposes related to the valuation of the Station Assets, including, without limitation, in connection with any federal, state, county or local tax returns and, unless required to do so in accordance with a "determination" as defined in Section 1313(a)(1) of the Code, neither Seller nor Buyer shall take any position in any tax return, tax proceeding, tax audit or otherwise that is inconsistent with such allocation.

        1.5 CLOSING.

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               1.5.1 DATE AND LOCATION. The closing of the transactions provided for in this Agreement (the "Closing") shall be held at the offices of Dickstein, Shapiro, Morin & Oshinsky, LLP, 2101 L Street, N.W., Washington, D.C. 20037, or at such other place mutually agreed to by the parties, commencing at 10:00 a.m. on a date (the "Closing Date") selected by Buyer which shall be within ten (10) business days after the date on which the FCC order (the "Order") approving the assignment of the FCC Licenses from Seller to Buyer becomes a "Final Order" (which, for purposes of this Agreement, means that the Order has not been stayed, is not subject to reconsideration or review by the FCC or a court of competent jurisdiction, and the time to institute such administrative or judicial review has expired): provided, that the parties shall not be obligated to proceed to Closing if (1) the Order includes conditions materially adverse to Buyer or Seller; or (2) the conditions precedent to Closing have not been satisfied or waived; and provided further, that Buyer shall have the right to require that the Closing be held before the Order becomes a Final Order if no petition to deny or other challenge has been filed against the Application, as defined in Section 4.5 of this Agreement.

               1.5.2 EXCHANGE OF DOCUMENTS. At the Closing, each party shall execute and deliver to the other party the other items specified herein as well as any additional document(s) and item(s) reasonably necessary for the consummation of the transactions contemplated herein. Such additional documents shall be reasonably satisfactory to the other party as to both form and substance.

               1.5.3 TIMING. Time is of the essence to implementation of this Agreement. It is the intention of the parties that the Closing of the transactions contemplated herein occur not later than twelve (12) months from the date of the FCC Public Notice accepting the Application referenced in
Section 4.5 of this Agreement.

               ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER.

            Seller represents and warrants to Buyer that the following matters are true and correct as of the date of this Agreement:

        2.1 STATUS. Seller is a limited liability company duly organized, validly existing, and in good standing in the State of Ohio. Seller has the power to carry on the business of the Station as it is now being conducted, to own, hold and use the Station Assets, and to enter into and consummate the transactions contemplated by this Agreement.

        2.2 LICENSES. Seller is the holder of the Licenses and other authorizations from the Federal Aviation Administration ("FAA"), the FCC, and other governmental authorities included in Schedule 1 to this Agreement, all of which are in full force and effect. The FCC Licenses constitute all of the licenses required under the Communications Act of 1934, as amended (the "Act"), and the current rules, regulations, and policies of the

FCC and the FAA for the operation of the Station as currently conducted. The FCC Licenses authorize the operation of the Station for the license term expiring on February 1, 2005. The Seller has filed with the FCC all material applications, reports and other disclosures required by the Act and by FCC rules and policies. As of the date of this Agreement, there is not pending or, to Seller's knowledge, threatened, any petition, complaint, objection (whether formal or informal), order to show cause, investigation, or other action by or before the FCC or any court to revoke, cancel, rescind, modify, or refuse to renew any of the FCC Licenses, or which would otherwise have a material adverse impact on the operation of the Station. Other than proceedings of general applicability to the broadcasting industry, there is not now pending or, to Seller's knowledge, threatened, any other petition, complaint, objection (whether formal or informal), investigation, order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or other proceeding by or before the FCC or any court against Seller with respect to any matter affecting the Station. Except as disclosed in Schedule 1, the Station has been and is operating in material compliance with the FCC Licenses, the Act, and the rules, regulations and policies of the FCC, and, to Seller's knowledge, the Station's signal coverage is not subject to any interference which materially impairs the reception of its signal within the Station's Grade A or Grade B contours. Except as disclosed in Schedule 1, the Station is currently operating at its fully authorized power under its FCC Licenses.

        2.3 TITLE. On the Closing Date, the Station Assets will be in each case free and clear of all debts, claims, liabilities, security interests, mortgages, pledges, liens, conditional sales agreements, leases, encumbrances, or charges of any kind or nature whatsoever except for the Permitted Encumbrances or such liabilities expressly assumed by Buyer hereunder.

        2.4 EMPLOYEES. Seller is not a party to any pending or, to its knowledge, threatened labor dispute affecting the Station. Seller (1) has complied in all material respects with all applicable federal, state, and local laws, ordinances, rules and regulations and requirements relating to employment or labor, including but not limited to provisions relative to wages, hours, collective bargaining, pension, profit-sharing and savings plans and trusts including, without limitation, 401-K plans ("Trusts") and payment of Social Security, unemployment and withholding taxes and (2) is not liable for any arrears of wages or Trusts or benefit payments ("Payments") or any taxes or penalties for failure to comply with any of the foregoing. In accordance with the provisions of Article 8 of this Agreement, Seller will hold Buyer harmless from and against (1) any liability for any taxes or Payments or penalties which have not been paid or made for employment of persons by Seller, (2) any claims of discrimination or wrongful termination or hiring, including, without limitation, violations of federal or state law relating to civil rights, regulations of the United States Equal Employment Opportunity Commission, or the Americans With Disabilities Act of 1990, (3) all claims for severance (recognizing that Buyer has no obligation to employ any of Seller's employees), and (4) any other claims by employees of Seller relating to or arising from their employment (or severance therefrom) by Seller.

There are no collective bargaining agreements, or negotiations for the same, in existence which affect any of the Station's employees.

        2.5 TAXES. Except as disclosed in Schedule 5 annexed hereto, Seller has duly and timely filed all required federal, state and local tax returns and paid all taxes, interest and penalties due with respect to Seller's interest in the Station Assets or its operation of the Station, has sought and obtained extensions of time to file such and pay same within the time provided therefor, or is challenging such taxes in good faith in accordance with applicable procedures (and has in place adequate financial reserves to satisfy any adverse decision). Between the date hereof and the Closing Date Seller shall duly and timely file all such required returns and pay all such taxes, interest and penalties or obtain such extensions within the time provided therefor, unless such taxes are being challenged in good faith in accordance with applicable procedures (and has in place adequate financial reserves to satisfy any adverse decision). In accordance with the provisions of Article 8 of this Agreement, Seller shall indemnify, defend, save and hold Buyer harmless from and against all claims, obligations and liabilities for all taxes, interest and penalties attributable to Seller's ownership or operation of the Station and the ownership or holding of the Station Assets prior to the Closing Date.

        2.6 CONTRACTS. Schedule 3 hereto includes true copies of all written Contracts and describes the material terms of all oral Contracts to which Seller is a party as of the date of this Agreement and which will be assumed by Buyer. Those Contracts requiring a third party's consent to assignment are identified by an asterisk in Schedule 3. Seller has complied in all material respects with all Contracts and is not in default beyond any applicable grace periods under any of such Contracts. To Seller's knowledge, no other contracting party is in material default under any of the Contracts. All Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as enforceability may be limited by laws affecting creditor rights or equitable principles generally.

        2.7 ENVIRONMENTAL. Except as disclosed in Schedule 6 annexed hereto or in the Environmental Audits, no hazardous or toxic waste, substance, material or pollutant (collectively "Hazardous Waste"), as defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq., the Clean Water Act, as amended, 42 U.S.C. Section 1251 et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq. or any other applicable federal, state or local law, or any regulations or policies adopted pursuant to such laws (the foregoing laws, regulations and policies collectively referred to herein as the "Environmental Laws") has been released, emitted or discharged or, to Seller's knowledge, is currently located in or on the Station Assets or in, on or under the real property on which any of the Station Assets are situated in violation of any Environmental Laws. The Station Assets and Seller's use thereof are not in material violation of any Environmental Laws, including but not limited to FCC rules, policies and guidelines concerning RF radiation. Seller has not received any notice, summons, citation, directive, letter or other communication, written or oral, from the United States, the State of Florida, or any other party concerning any intentional or unintentional action or omission on the part of Seller or any other party which resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leeching, dumping or disposing of Hazardous Waste on, above or under Station Assets owned or used by Seller in operation of the Station.

        2.8 FINANCIAL STATEMENTS. Seller has provided Buyer with true copies of unaudited financial statements for the period ended on December 31, 1997 (the "Financial Statements"). True copies of the Financial Statements are included in
Schedule 7. Except as disclosed on Schedule 7, the Financial Statements (1) have been prepared in accordance with generally accepted accounting principles consistently applied, (2) identify all of Seller's material obligations and liabilities (contingent or matured) with respect to the Station, and (3) fairly reflect the financial performance of the Station for the periods indicated.

        2.9 LITIGATION. Seller has not been operating under and is not subject to, or in default with respect to, any order, judgment, writ, injunction, or decree of any court or any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, foreign or domestic, which has had or could reasonably be expected to have a material adverse effect on the Station Assets or the manner in which Seller currently operates the Station. There is no litigation, arbitration, dispute, proceeding or investigation ("Litigation") pending by or against, or, to Seller's knowledge, threatened against the Station or Seller which relates to or affects the Station Assets or the business of the Station or which materially interferes or could reasonably be expected materially to interfere with Seller's (1) right, title to, or interest in the Station Assets, (2) operation of the Station or (3) ability to transfer the Station Assets to Buyer free of such Litigation.

        2.10 INSURANCE. Annexed hereto in Schedule 8 are true copies of all insurance policies maintained by Seller. All of such policies are in full force and effect, and Seller is not in default of any material provision thereof. Seller has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it.

        2.11 COMPLIANCE WITH LAWS. Except as disclosed in Schedule 9 annexed hereto, Seller is in material compliance with all applicable laws, rules, regulations, policies and orders of the federal, state, and local governments with respect to the Station. The present uses by Seller of the Station Assets do not violate any such laws, regulations, policies or orders in any material respect, and there is no investigation or proceeding regarding the foregoing which is currently pending or, to Seller's knowledge, threatened.

        2.12 NO DEFAULTS. Neither the execution and delivery by Seller of this Agreement nor the consummation by Seller of the transactions contemplated herein are events that, by themselves or with the giving of notice or the passage of time or both, constitute a material violation of or will conflict with or result in any material breach of or any default under (a) the terms, conditions, or provisions of any arbitration award, judgment, law, order, decree, writ, or regulation to which Seller is subject, (b) Seller's operating agreement or other organizational documents, or (c) any agreement or instrument to which Seller is a party or by which Seller is bound, or result in the creation of imposition of any lien, charge, or encumbrance on any of the Station Assets.

        2.13 BROKERS. There is no broker or finder or other person who would, as a result of any agreement of or action taken by Seller, have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated herein.

        2.14 SELLER ACTION. All Seller actions and proceedings necessary to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement and necessary to make the Agreement effective have been duly and validly taken. This Agreement has been duly and validly authorized, executed, and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable in accordance with and subject to its respective terms, except as enforceability may be limited by laws affecting the enforcement of creditor rights or equitable principles generally. At the Closing, Seller will provide Buyer with a certified resolution executed by Seller's members authorizing the execution, delivery, and performance of this Agreement.

        2.15 STATION ASSETS. Except as disclosed in Schedule 10 annexed hereto, the Station Assets are in good working order, meet any and all applicable governmental and industry standards, and are sufficient to enable Seller to operate the Station as currently conducted. All of the statements made and Schedules referred to in this Agreement with respect to the Station Assets are true, accurate, and complete in all material respects.

        2.16 LEASES. All of the Real Estate Leases included in Schedule 4 have been complied with in all material respects by Seller, and no material default of Seller in respect to any duties or obligations required to be performed by Seller has occurred. All such leases are valid, binding, and enforceable in accordance with their respective terms. To Seller's knowledge, no other party to any of the Real Estate Leases is in default thereunder, except as enforceability may be limited by laws affecting the enforcement of creditor rights or equitable principles generally.

        2.17 INSOLVENCY. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Seller or any of the Station Assets is pending or, to Seller's knowledge, threatened, and Seller has not made any assignment for the benefit of creditors, nor taken any actions with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

        2.18 APPROVALS. No approval of any third party, governmental agency or court is required to be obtained by Seller with regard to the assignment of the FCC Licenses and other Station Assets except (1) parties to certain Contracts and Real Estate Leases being assumed by Buyer under this Agreement, (2) the approval by the FCC as provided herein, and (3) unless otherwise determined by the parties, the United States Department of Justice ("DOJ") and/or the Federal Trade Commission ("FTC") under the HSR Act.

        2.19 CABLE CARRIAGE. To Seller's knowledge, Schedule 11 annexed hereto sets forth a correct and complete list of (1) all cable television systems which carry the Station's signal on the date hereof under the FCC's "must carry" rules or under agreements implementing such rules; and (2) all cable television systems which carry the Station's signal pursuant to retransmission consent agreements (with copies of all such agreements included in the schedule).

        2.20 NO MATERIAL OMISSION. Seller has not failed to disclose any material fact within its knowledge which would make any statement or representation in this Agreement inaccurate or misleading.

               ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer represents and warrants to Seller as to the truth of the following matters as of the date of this Agreement:

        3.1 STATUS. Buyer is a limited liability company duly organized, validly existing, and in good standing in the State of Delaware, and has the power to enter into and consummate the transactions contemplated by this Agreement.

        3.2 ORGANIZATIONAL ACTION. All actions and proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement and necessary to make the Agreement effective have been duly and validly taken. This Agreement has been duly and validly authorized, executed, and delivered by Buyer and constitutes the valid and binding agreement of Buyer, enforceable in accordance with and subject to its terms, except as enforceability may be limited by laws affecting the enforcement of creditors' rights or equitable principles generally. At the Closing, Buyer will provide Seller with a certified copy of the resolution adopted by Buyer's members and board of directors authorizing the execution, delivery and consummation of this Agreement.

        3.3 NO DEFAULTS. Neither the execution and delivery by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated herein are events that, by themselves or with the giving of notice or the passage of time or both, constitute a material violation of or will conflict with or result in any material breach of or any default under (a) the terms, conditions, or provisions of any arbitration award, judgment, law, order, or regulation to which Buyer is subject, (b) the operating agreement or other organizational documents of Buyer, or (c) any agreement or instrument to which Buyer is a party or by which it is bound.

        3.4 BROKERS. There is no broker or finder or other person who would, as a result of any agreement of or action taken by Buyer, have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated herein.

        3.5 LITIGATION. There is no litigation, proceeding, or investigation of any nature pending or, to Buyer's knowledge, threatened against or affecting Buyer that would affect Buyer's ability to carry out the transactions contemplated herein.

        3.6 QUALIFICATION AS A BROADCAST LICENSEE. To its knowledge, Buyer is legally qualified under the Act and all other applicable federal, state and local laws, rules and regulations, to acquire the Station Assets from Seller.

        3.7 NO MATERIAL OMISSION. Buyer has not failed to disclose any material fact within its knowledge which would make any statement or representation in this Agreement inaccurate or misleading.

              ARTICLE 4. COVENANTS OF SELLER PENDING CLOSING.

     Seller covenants and agrees that, from the date of this Agreement to and including the Closing Date, subject to the provisions of this Agreement, it will take, or refrain from taking, the following actions:

        4.1 MAINTENANCE OF STATION. Subject to the LMA, Seller shall continue to carry on the Station business and keep its books of account, records, and files in the ordinary course of business and shall continue to operate the Station in all material respects in accordance with the terms of the FCC Licenses and in material compliance with all applicable rules, regulations, policies and laws except as otherwise disclosed in Schedule 10, in which case Seller shall operate the Station in accordance with its current practices. To that end, Seller will file with the FCC any and all reports, applications, and disclosures as may be required by the Act or FCC rules or policies. Seller shall maintain in full force and effect through and including the Closing Date the existing property damage, liability, and other insurance with respect to the Station Assets to cover contingencies that can reasonably be anticipated. Prior to the Closing, Seller will not, without the prior written consent of Buyer:

               4.1.1 sell, lease, transfer, or agree to sell, lease, or transfer any Station Assets without replacement thereof with an asset of equivalent kind, condition, and value;

               4.1.2 enter into any collective bargaining agreement or written contract of employment without Buyer's prior approval, unless said contract is subject to cancellation upon thirty (30) days notice without penalty to Buyer;

               4.1.3 renew, renegotiate, modify, amend, or terminate any existing Time Sales Agreements with respect to the Station except in the ordinary course of business;

               4.1.4 Subject to Section 1.1.1.(c) hereof, enter into any contract or agreement with respect to the Station or the Station Assets except in the ordinary course of business or as provided in this Agreement;

               4.1.5 make, allow, or consent to any material change in the Real Property or in any buildings, leasehold improvements, or fixtures used or useful in the operation of the Station except in the ordinary course of business;

               4.1.6 make any material change in the insurance policies included in Schedule 8; or

               4.1.7 take any action or, as the case may be, fail to take any action necessary to preserve the Station's carriage on cable television systems identified in Schedule 11.

        4.2 ORGANIZATION, GOOD WILL, PROMOTION. Subject to the provisions of this Agreement and the LMA, until the commencement date of the LMA, Seller shall use its best efforts to preserve the business organization of the Station intact and shall cooperate with Buyer to preserve the goodwill of the Station's suppliers, customers, and others having business relations with the Station.

        4.3 ACCESS TO FACILITIES, FILES, AND RECORDS. At the reasonable request of Buyer, Seller shall give Buyer and its representatives (1) reasonable access during normal business hours to all facilities, property, accounts, title papers, insurance policies, licenses, agreements, commitments, records, machinery, fixtures, furniture, and inventories related to the Station or the Station Assets, and (2) all such other information concerning the affairs of the Station as Buyer may reasonably request. The rights of Buyer under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Station.

        4.4 REPRESENTATIONS AND WARRANTIES. Seller shall give notice to Buyer promptly upon the occurrence of, or upon becoming aware of the impending or threatened occurrence of, any event that would cause or constitute a material breach of any of Seller's representations or warranties in this Agreement.

        4.5 APPLICATION FOR FCC CONSENT. Within five (5) business days after execution of this Agreement, Seller shall prepare and file an appropriate application (the

"Application") with the FCC requesting its written consent to the assignment of the FCC Licenses for the Station to Buyer. Seller shall diligently take, or cooperate in the taking of, all steps necessary and appropriate to expedite the preparation of the Application and its prosecution to a favorable conclusion. Seller will promptly provide Buyer with a copy of any pleading, order, or other document served on it relating to the Application. Seller will use its best efforts and otherwise cooperate with Buyer in responding to any information requested by the FCC related to the Application, in making any amendment to this Agreement requested by the FCC which does not adversely affect Seller in a material manner, and in defending against any petition, complaint, or objection which may be filed against the Application. The FCC filing fees shall be divided equally between Seller and Buyer.

        4.6 CONSENTS. Seller shall use its best efforts to obtain or cause to be obtained prior to the Closing consents to the assignment to or assumption by Buyer of all Contracts and Real Estate Leases included in the Station Assets that require the consent of any third party by reason of the transactions provided for in this Agreement.

        4.7 NOTICE OF PROCEEDINGS. Seller will promptly notify Buyer (and in any event within five (5) business days) upon becoming aware of any actual or threatened claim, dispute, arbitration, litigation, complaint, judgment, order, decree action or proceeding relating to Seller, the Station, the Station Assets, or the consummation of this Agreement or any transaction contemplated herein.

        4.8 CONFIDENTIAL INFORMATION. If the transactions contemplated in this Agreement are not consummated for any reason, Seller shall not disclose to third parties (except its agents and representatives, who will be bound by this section) any information designated as confidential and received from Buyer or its agents in the course of investigating, negotiating, and consummating the transactions contemplated by this Agreement: provided, that no information shall be deemed to be confidential that (1) becomes publicly known or available other than through disclosure by Seller; (2) is rightfully received by Seller from a third party; or (3) is independently developed by Seller. All originals of all material provided to Seller by Buyer or its agents shall be returned to Buyer and all copies thereof shall be destroyed.

        4.9 CONSUMMATION OF AGREEMENT. Seller shall fulfill and perform all conditions and obligations to be fulfilled and performed by Seller under this Agreement and make every reasonable effort to cause the transactions contemplated by this Agreement to be fully carried out.

        4.10 COMPLIANCE WITH LAW. Seller will comply in all material respects with all applicable federal, state and local laws, ordinances and regulations, including but not limited to the Act and the rules, regulations and policies of the FCC.

        4.11 PERFORMANCE UNDER CONTRACTS AND LEASES. Seller will perform in all material respects its obligations under, and keep in good standing, all Contracts, Time Sales Agreements, and Real Estate Leases to which Seller is a party and which will be assigned to Buyer at the Closing pursuant to this Agreement (and which have not been previously assigned to and assumed by Buyer under the LMA).

        4.12 HSR FILING. Within fifteen (15) business days after execution of this Agreement, Seller shall file with DOJ and/or the FTC any and all applications and other documents necessary to comply with HSR and to secure any necessary approval under HSR. The filing fees for any HSR application shall be divided equally between Seller and Buyer.

               ARTICLE 5. COVENANTS OF BUYER PENDING THE CLOSING.

     Buyer covenants and agrees that, from the date of this Agreement to and including the Closing, it will take, or refrain from taking, the following actions:

        5.1 REPRESENTATION AND WARRANTIES. Buyer shall give notice to Seller promptly upon the occurrence of, or upon becoming aware of the impending or threatened occurrence of, any event that would cause or constitute a material breach of any of the representations and warranties of Buyer in this Agreement.

        5.2 APPLICATION FOR COMMISSION CONSENT. Within five (5) business days after execution of this Agreement, Buyer will prepare and provide Seller's counsel with the assignee's portion of the Application. Buyer will diligently take, or cooperate in the taking of, all steps necessary and appropriate to expedite the preparation of the Application and its prosecution to a favorable conclusion. Buyer will promptly provide Seller with a copy of any pleading, order, or other document served on it relating to the Application. Buyer will use its best efforts and otherwise cooperate with Seller in responding to any information requested by the FCC related to the Application or this Agreement, in making any amendment to this Agreement requested by the FCC which does not adversely affect Buyer in a material manner, and in defending against any petition, complaint, and other objection which may be filed against the Application.

        5.3 CONFIDENTIAL INFORMATION. If the transactions contemplated in this Agreement are not consummated for any reason, Buyer shall not disclose to third parties (except its lenders, agents and representatives, who will be bound by this section) any information designated as confidential and received from Seller or its agents in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement: provided, however, that no information shall be deemed to be confidential that (1) becomes publicly known or available other than through disclosure by Buyer; (2) is rightfully received by Buyer from a third party; or (3) is independently developed by

Buyer. All originals of material provided by Seller to Buyer or its agents shall be returned to Seller and all copies thereof destroyed.

        5.4 CONSUMMATION OF AGREEMENT. Buyer shall fulfill and perform in all material respects all conditions and obligations to be fulfilled and performed by Buyer under this Agreement and make every reasonable effort to cause the transactions contemplated by this Agreement to be fully carried out.

        5.5 NOTICE OF PROCEEDINGS. Buyer will promptly (and in any event within five (5) business days) notify Seller upon becoming aware of any actual or threatened claim, dispute, arbitration, litigation, complaint, judgment, order, decree, action or proceeding relating to Buyer, the Station, the Station Assets, or the consummation of this Agreement or any transaction contemplated herein.

        5.6 HSR FILING. Within fifteen (15) business days after execution of this Agreement, Buyer shall file with the DOJ and/or the FTC any and all applications and other documents necessary to comply with HSR and to secure any necessary approval under HSR. The filing fees for any HSR application shall be divided equally between Seller and Buyer.

               ARTICLE 6. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO CLOSE.

     The obligation of Seller to consummate the transactions under this Agreement is subject to the fulfillment of the following conditions prior to or at the Closing:

        6.1 Representations, Warranties, Covenants.

               6.1.1 BUYER'S REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Buyer contained in this Agreement shall have been true and accurate in all material respects as of the date when made and as of the Closing Date;

               6.1.2 BUYER'S PERFORMANCE UNDER AGREEMENT. Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing; and

               6.1.3 BUYER'S DELIVERIES. Buyer shall have delivered to Seller
(a) a certificate executed by an officer of Buyer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 6.1.1. and 6.1.2., and (b) the resolution referred to in Section 3.2 of this Agreement.

        6.2 PROCEEDINGS.

               6.2.1 ABSENCE OF LITIGATION. No action or proceeding shall have been instituted before any court or governmental body which has resulted in the issuance of a preliminary or permanent injunction against consummation of this Agreement.

               6.2.2 NOTICE OF INVESTIGATION. Neither of the parties to this Agreement shall have received written notice from any governmental body of the institution of any investigation to restrain, enjoin or nullify this Agreement or the transactions contemplated hereby (other than a routine letter of inquiry, including a routine Civil Investigative Demand).

        6.3 FCC APPROVAL. The FCC approval contemplated by this Agreement shall have been granted without any conditions materially adverse to Seller.

        6.4 HSR APPROVAL. The parties shall have received any necessary approval under HSR (or the applicable waiting period shall have expired without further action by the United States Government).

        6.5 LEGAL OPINION. Seller shall have received an opinion from Buyer's counsel in the form annexed hereto as Exhibit C.

        6.6 ISSUANCE OF SELLER UNITS. Seller shall have received a document reflecting Seller's acquisition of the ownership interest in Buyer referenced in
Section 1.2.2. of this Agreement.

               ARTICLE 7. CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE.

     The obligation of Buyer to consummate the transactions under this Agreement is subject to the fulfillment of the following conditions prior to or at the Closing:

        7.1 REPRESENTATIONS, WARRANTIES, COVENANTS.

               7.1.1 SELLER'S REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Seller contained in this Agreement shall have been true and accurate in all material respects as of the date when made and as of the Closing Date.

               7.1.2 SELLER'S PERFORMANCE UNDER AGREEMENT. Seller shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing, including but not limited to entry into the WB Affiliation Agreement and the simultaneous execution of the related consulting agreement with Buyer or one of its executives on or before March 16, 1998; and

               7.1.3 SELLER'S DELIVERIES. Seller shall have delivered to Buyer
(a) a certificate executed by an officer of Seller, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 7.1.1. and 7.1.2., (b) the resolution of Seller's members identified in Section 2.15 of this Agreement, and
(c) the consents of third parties required for the assignment to Buyer of Contracts and Real Estate Leases specified in Section 1.1.1. which have been denoted as material by Buyer.

        7.2 PROCEEDINGS.

               7.2.1 ABSENCE OF LITIGATION. No action or proceeding shall be pending or have been instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement that, in the reasonable opinion of Buyer, may reasonably be expected to result in the issuance of a preliminary or permanent injunction against such consummation or otherwise result in a decision materially adverse to Buyer.

               7.2.2 ABSENCE OF INVESTIGATION. Neither of the parties to this Agreement shall have received written notice from any governmental body of (1) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine Civil Investigative Demand) into the consummation of this Agreement or (2) the actual commencement of such an investigation.

        7.3 PHYSICAL DAMAGE TO THE STATION ASSETS.

               7.3.1 REPAIR OF STATION ASSETS. In the event of material loss or damage to the Station Assets, Seller shall promptly and in any event within ten
(10) days notify Buyer thereof and use its best efforts promptly to repair, replace or restore the lost or damaged property to its former condition: provided, that any replacement property need only be of the same kind and quality as the lost or damaged property, and Seller shall have no obligation to replace used property with new property. If the estimated aggregate cost of repairing, replacing or restoring any lost or damaged property is Fifty Thousand Dollars ($50,000) or less, Closing shall occur as scheduled and Seller shall assign to Buyer all rights under any insurance claim covering the loss or damage and pay over to Buyer any proceeds under any such insurance policy theretofore received by Seller with respect thereto along with the amount of any deductible or other difference between the expected insurance proceeds and the cost of the lost or damaged asset. If the estimated cost to repair, replace, or restore the lost or damaged property exceeds Fifty Thousand Dollars ($50,000), and the lost or damaged property has not been repaired, replaced or restored prior to Closing, Buyer may, at its option:

                      (a) elect to consummate the Closing in which event Seller shall assign to Buyer all of Seller's rights under any applicable insurance policies covering the loss or damage and pay over to Buyer any proceeds under any such insurance policy theretofore received by Seller with respect thereto along with the amount of any deductible or other difference between the expected insurance proceeds and the cost of the lost or damaged asset; or

                      (b) elect to postpone the Closing Date, with the prior consent of the FCC if necessary, for such reasonable period of time (in no event longer than (60 days) as is necessary for the lost or damaged property to be repaired, replaced, or restored to its former condition. If, after the expiration of the extension period, the lost or damaged property has not been adequately repaired, replaced or restored, Buyer may, at its option, proceed with the Closing in the manner provided for in Section 7.3.1(a) or terminate this Agreement, in which event the Escrow Deposit shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder; or

               7.3.2 REPAIR OF TRANSMISSION FACILITIES. Notwithstanding anything to the contrary in this Agreement, Seller shall make any and all necessary repairs to the Station's transmission facilities to enable the Station to operate at its fully-authorized power under its FCC Licenses. To that end, Buyer shall purchase any and all necessary equipment and services with Seller's approval (which approval shall not be unreasonably withheld) and Seller shall thereafter pay for such equipment and services up to a limit of $160,000 in expenditures in a timely fashion. To the extent necessary, Seller shall obtain Special Temporary Authorizations and such other approvals of the FCC to enable the Stations to utilize the repaired transmission facilities at the earliest practicable date.

               7.3.3 FAILURE OF BROADCAST TRANSMISSION. Seller shall give prompt written notice to Buyer if any of the following (a "Service Interruption") occurs: (a) the regular broadcast transmissions of the Station in the normal and usual manner are interrupted or discontinued for four (4) or more consecutive hours (except for routine maintenance between the hours of midnight and 8 a.m. on Sundays) or (b) the Station is operated at less than its licensed antenna height above average terrain or less than thirty (30%) of its licensed effective radiated power for four (4) or more consecutive hours. If the Station is not operating with its licensed facilities with at least thirty percent (30%) of its licensed power on the Closing Date, or, if between the date hereof and the Closing, the Station has experienced Service Interruptions aggregating seventy-two (72) hours in any thirty (30) day period (whether or not consecutive) or has experienced three (3) or more Service Interruptions, Buyer may, at its option: (a) terminate this Agreement without liability, or (b) proceed in the manner set forth in Sections 7.3.1(a) or 7.3.1(b). Notwithstanding anything herein to the contrary, a disruption in service due to a disruption in power provided by a public utility will not be deemed a Service Interruption. Resolution of Disagreements. If the parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under this Section, the disagreement shall be referred to a qualified consulting communications engineer mutually acceptable to Seller and Buyer who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final and binding, and whose fees and expenses shall be paid one-half by Seller and one-half by Buyer.

        7.4 FCC APPROVAL. The FCC approval contemplated by this Agreement shall have been granted without any conditions materially adverse to Buyer and shall have become a Final Order: provided, that the Buyer shall have the option to waive the requirement that the Order become a Final Order if no petition to deny or other challenge has been filed against the Application.

        7.5 CONTRACT AND REAL ESTATE LEASE PAYMENTS. As of the Closing, Seller shall be current in its payment of any and all obligations under Contracts or Real Estate Leases to be assumed by Buyer, or such payments shall be subject to proration hereunder, and Buyer shall have received appropriate estoppel certificates to that effect.

        7.6 LEGAL OPINION. Buyer shall have received an opinion from Seller's counsel in the form annexed hereto as Exhibit D.

        7.7 ENVIRONMENTAL AUDITS. Within twenty-one (21) days of the execution of this Agreement, Buyer may initiate, at Buyer's expense, a Phase 1, and, if Buyer deems it appropriate or necessary, a Phase 2 environmental audit of the Station Assets conducted by an environmental firm licensed in the State of Florida (the "Environmental Audits"). If the Environmental Audits reveal a condition of material non-compliance with any Environmental Law, then, in that event, Seller shall cure or remedy the condition of material non-compliance prior to Closing. If Seller is unwilling or unable to cure or remediate the condition of material non-compliance prior to Closing, then, in that event, Buyer may elect to (1) accept the Station Assets in their then existing condition and reduce the Purchase Price by the estimated amount necessary to cure or remediate the material non-compliance or (2) terminate this Agreement upon twenty (20) days' prior written notice to Seller without further liability. Failure of Buyer to complete the environmental audits and/or to notify Seller of any condition of material non compliance by the twenty first (21st) day following execution of this Agreement will constitute a waiver by Buyer of its rights under this section.

        7.8 HSR APPROVAL. The parties shall have received any necessary approval under HSR (or the applicable waiting period shall have expired without further action by the United States Government).

        7.9 NONCOMPETITION AGREEMENT. Seller and its members shall have executed the Noncompetition Agreement in the form annexed hereto as Exhibit B.

        7.10 NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Closing, none of the Tangible Personal Property, Contracts, Real Estate Leases or property associated therewith or shall have incurred or otherwise be subject to any change which shall have, in the aggregate, caused a material adverse effect to the business, operations or financial condition of the Station.

               ARTICLE 8. INDEMNIFICATION.

        8.1 SURVIVAL. The several representations, warranties, covenants, and agreements of the Seller and Buyer contained in or made pursuant to this Agreement shall be deemed to have been made on and as of the Closing, shall survive the Closing, and shall remain operative and in full force and effect for a period of twenty-four (24) months after the Closing: provided, that all representations, warranties, covenants and agreements relating to litigation or taxes shall remain operative until the expiration of any applicable statutes of limitation; and provided further, that liabilities assumed or retained, as the case may be, pursuant to this Agreement shall remain in effect until such liabilities have been paid or discharged in full.

        8.2 INDEMNIFICATION OF BUYER. Seller shall indemnify, defend, and hold Buyer harmless from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for reasonable attorneys' fees ("Loss and Expense"), suffered, directly or indirectly, by Buyer after the Closing Date by reason of, or arising out of, (1) any breach of a representation or warranty made by Seller pursuant to this Agreement, (2) any failure by Seller to perform or fulfill any of its covenants or agreements set forth in this Agreement, (3) any failure by Seller to pay or discharge any liabilities which remain the responsibility of Seller under this Agreement or to comply, if required, with Florida's bulk sales law, (4) any litigation, proceeding, or claim by any third party relating to the business or operation of the Station prior to the Closing, or (5) Seller's failure to comply with the provisions of any bulk sales law applicable to the transactions contemplated by this Agreement.

        8.3 INDEMNIFICATION OF SELLER. Buyer shall indemnify, defend and hold Seller harmless from and against any and all Loss and Expense suffered, directly or indirectly, by Seller after the Closing Date by reason of, or arising out of,
(1) any breach of a representation or warranty made by Buyer pursuant to this Agreement, (2) any failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement, (3) any failure by Buyer to pay or discharge any liabilities assumed pursuant to this Agreement, or (4) any litigation, proceeding, or claim by any third party relating to the business or operation of the Station after the Closing.

        8.4 NOTICE OF CLAIM. If either Seller or Buyer believes that any Loss and Expense has been suffered or incurred, such party shall notify the other promptly in writing describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any action at law or suit in equity is instituted by a third party with respect to which any of the parties intends to claim any liability or expense as Loss and Expense under this Article 8, such party shall promptly notify the indemnifying party of such action or suit. In no event, however, may the indemnifying party avoid or limit its obligations under this
Article 8 by reason of delay unless such delay has materially prejudiced the indemnifying party, and then the indemnifying party's obligations shall be reduced only to the extent of such prejudice.

        8.5 DEFENSE OF THIRD PARTY CLAIMS. The indemnifying party under this
Article 8 shall have the right to conduct and control, through counsel of that party's own choosing, any third party claim, action, or suit at the indemnifying party's sole cost and expense, but the indemnified party may, at that latter party's election, participate in the defense of any such claim, action, or suit at that party's sole cost and expense: provided, that if the indemnifying party shall fail to defend any such claim, action, or suit, then the indemnified party may defend, through counsel of that party's own choosing, such claim, action, or suit and settle such claim, action, or suit, and recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense; and provided further, that the indemnifying party shall be given at least (15) days prior notice of the terms of any proposed settlement thereof so that the indemnifying party may then undertake and/or resume the defense against the claim. The indemnifying party shall not compromise or settle any third party claim, action, or suit without the prior written consent of the indemnified party, which consent will not be unreasonably withheld or delayed: provided, that any such compromise or settlement shall include a release for the Indemnified Party of all liability with respect to the matter being compromised or settled.

        8.6 LIMITATIONS. Neither party shall be required to indemnify the other party under this Article 8 unless written notice of a claim under this Article 8 was received by the party within the pertinent survival period specified in
Section 8.1.

           ARTICLE 9. MISCELLANEOUS.

               9.1.1 TERMINATION OF AGREEMENT. This Agreement may be terminated immediately on or prior to the Closing under one or more of the following circumstances:

               9.1.2 by the mutual consent of the parties hereto;

               9.1.3 by Seller, if any of the conditions provided in Article 6 hereof have not been met by the time required and have not been waived;

               9.1.4 by Buyer, pursuant to Sections 7.3.3 or 7.9, or if any of the conditions provided in Article 7 hereof have not been met by the time required and have not been waived;

               9.1.5 by Seller or Buyer, if the FCC has failed to grant the Application in an Order which has become a Final Order within the time specified in Section 1.6 of this Agreement (unless the condition set forth in Section
1.5.1 has been satisfied; or

               9.1.6 by any party hereto, if the FCC denies the Application in an order which has become Final.

        9.2 LIABILITIES UPON TERMINATION.

               9.2.1 SELLER'S REMEDIES. If the parties hereto shall fail to consummate this Agreement on the Closing Date due solely to Buyer's material breach of any representation, warranty, covenant or condition hereunder, and Seller is not at that time in breach of any material representation, warranty, covenant or condition hereunder, then Seller would suffer direct and substantial damages that cannot be determined with reasonable certainty. Seller may therefore in such event obtain the Escrow Deposit as a reasonable estimate of Seller's damages and as its exclusive remedy.

               9.2.2 BUYER'S REMEDIES. If the parties hereto shall fail to consummate this Agreement on the Closing Date due solely to Seller's material breach of any representation, warranty, covenant or condition hereunder, and Buyer is not at that time in material breach of any representation, warranty, covenant or condition hereunder, then Buyer shall be entitled to specific performance of the terms of this Agreement and of Seller's obligation to consummate the transaction contemplated hereby. If any action is brought by Buyer to enforce this Agreement by specific performance, Seller shall waive the defense that Buyer has an adequate remedy at law.

                      (a) NOTICE OF BREACH. In the event that any party to this Agreement believes that the other party is in material breach of its representations, warranties or obligations hereunder, such party shall give prompt written notice thereof, detailing the nature of the breach and the steps necessary to cure such breach. For purposes of this Agreement, no "breach" shall be deemed to have occurred hereunder unless the party alleged to be in breach has been afforded a cure period of at least twenty (20) business days following such notice within which to cure such breach: provided, that the cure period may be extended for an additional 20 days in the event that such party is diligently and in good faith proceeding to cure such breach and the breach is reasonably capable of being cured within such extended period.

               9.2.3 SURVIVAL OF CONFIDENTIALITY OBLIGATIONS. Notwithstanding any other provision of this Agreement, the provisions of Sections 4.8, and 5.3 shall survive any termination of this Agreement.

        9.3 EXPENSES. Except as otherwise provided herein, each party hereto shall be solely responsible for all fees and expenses each party incurs in connection with the transactions contemplated by this Agreement, including, without limitation, legal fees incurred in connection herewith: provided, that the FCC and any HSR filing fees shall be divided equally between Seller and Buyer; and, provided further, that all transfer, sales, use or other taxes or assessments imposed by any governmental body on the sale of the Station Assets shall be paid by Seller.


        9.4 ASSIGNMENTS. Seller may not assign its rights or obligations under this Agreement without the prior written consent of Buyer. Buyer may assign its rights under this Agreement without the prior written consent of Seller to any party who (1) controls Buyer or (2) is controlled by the same parties who control Buyer. Buyer may also assign its rights and obligations under this Agreement to any other party with Seller's consent, which shall not be unreasonably withheld.

        9.5 FURTHER ASSURANCES. From time to time prior to, at and after the Closing, each party hereto will execute all such instruments and take all such actions any other party shall reasonably request in connection with effectuating the intent and purpose of this Agreement and all transactions contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered at the Closing.

        9.6 NOTICES. All notices, demands and other communications authorized or required by this Agreement shall be in writing, shall be delivered by personal delivery, by United States certified mail-return receipt requested (postage prepaid), or by overnight delivery service (charges prepaid), and shall be deemed to have been given or made when personally delivered, within five (5) days after being deposited in the mail, postage prepaid, or within one (1) day after being delivered to an overnight delivery service, charges prepaid. Notices shall be delivered to each party at the following addresses (or at such other address as any party may designate in writing to the other parties):

               9.6.1 If to Seller --

                                        Tom Embrescia,
                                        Chairman
                                        Second Generation of Florida, Ltd.
                                        One Radio Lane
                                        Cleveland, Ohio  44114-4092

                                        with a copy to (but which shall not
                                        constitute notice to Seller):

                                        David Tillotson, Esq.
                                        4606 Charleston Terrace, NW
                                        Washington, D.C.  20037-2018

                                        If to Buyer --

                                        Douglas Gealy,
                                        President
                                        ACME Television, LLC
                                        10829 Olive Boulevard
                                        St. Louis, Missouri  63141

                                        and

                                        Tom Allen,
                                        Executive Vice President
                                        ACME Television, LLC
                                        Suite 202
                                        2101 East 4th Street
                                        Santa Ana, CA  92705

                                        with a copy to (but which shall not
                                        constitute notice to Buyer):

                                        Lewis J. Paper, Esq.
                                        Dickstein Shapiro Morin & Oshinsky LLP
                                        2101 L Street, N.W.
                                        Washington, DC  20037

        9.7 LAW GOVERNING. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Ohio without regard to conflict of laws provisions.

        9.8 WAIVER OF PROVISIONS. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall not affect the exercise of a party's rights at a later date. No waiver by any party of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

        9.9 COUNTERPARTS. This Agreement may be executed in counterparts, and all counterparts so executed shall collectively constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

        9.10 LITIGATION EXPENSES. If a formal legal proceeding is instituted by a party to enforce that party's rights under this Agreement (including but not limited to the use of a Dispute Panel under Section 9.14 of this Agreement), the party prevailing in the proceeding shall be reimbursed by the other party for all reasonable costs incurred thereby, including but not limited to reasonable attorneys' fees.

        9.11 PUBLICITY. Except as required by applicable law or with the other party's express written consent, which shall not be unreasonably withheld, no party to this Agreement nor any affiliate of any party shall issue any press release or make any public statement (oral or written) regarding the transactions contemplated by this Agreement.

        9.12 SELLER'S ACCESS TO RECORDS. Any records delivered to Buyer by Seller relating to the operation of the Station or Seller's business shall be maintained by Buyer for a period of four (4) years from and after the Closing Date. Upon reasonable prior notice, Seller shall be entitled to inspect and copy any of such records for purposes of preparing and completing any tax returns or other compilations of its operation of the Station. In the event that it wishes to dispose of such records, Buyer shall give Seller thirty (30) days' prior written notice and an opportunity to retrieve such records at Seller's expense.


        9.13 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties, supersedes and cancels any and all prior or contemporaneous agreements and understandings between them, and may not be amended except in a writing signed by the parties.

        9.14 RESOLUTION OF PRE-CLOSING DISPUTES. Except for (a) the right of Buyer to seek specific performance of the Seller's obligation to consummate this Agreement, and (b) the right of Seller or Buyer to enforce any determination of post-closing indemnity made pursuant to Article 8, the parties agree to resolve any disputes arising out of or in connection with this Agreement as provided in this section.

               9.14.1 APPOINTMENT OF DISPUTE PANEL. If any dispute is not resolved in the time permitted by this Agreement or, if no time is specified, within five (5) days of the date either party gives the other notice that it intends to invoke the provisions of this section, each party will immediately name one arbitrator who shall be a person with one of the following qualifications (a) substantial experience in the ownership or management of television stations, (b) an accountant with experience in television broadcasting, or (c) a television broadcasting consultant, and within five (5) days of their appointment, the two arbitrators so selected shall select a third arbitrator with similar qualifications (the "Dispute Panel").

               9.14.2 DECISION PROCESS. Each party may submit such materials as it may elect to the Dispute Panel: provided, that a copy of such material is delivered by hand or overnight courier to the other party. Neither party will contact any member of the Dispute Panel to discuss the dispute unless the other party is present in person or by conference telephone call or the other party consents. The Dispute Panel will request and review such information as its members deem necessary to resolve the dispute. The Dispute Panel and each party will treat all information received by it as confidential and will destroy such information when the dispute is resolved. The Dispute Panel will resolve the matters presented to it so as to give each Party the benefit of its bargain by applying the provisions of this Agreement and, to the extent the Agreement is not dispositive, the customs and practices which, in the view of Dispute Panel, are common to transactions of this nature. The Dispute Panel will render its decision as soon as possible, but in any event, within thirty (30) days of the appointment of the third member. The decision will be in writing and signed by each member of the Dispute Panel. The decision may include an award of damages as permitted by this Agreement. Any party may rely upon an original copy of the written decision or a copy of the decision certified by any member of the Dispute Panel as evidence of the decision.

               9.14.3 BINDING EFFECT. The decision of a majority of the members of the Dispute Panel will be binding and final with respect to both parties and may be enforced by seeking preliminary and permanent injunctive relief or entry of a judgment by a court of competent jurisdiction.

        ARTICLE 10. RULES OF CONSTRUCTION

        10.1 NUMBER AND GENDER. Whenever the context so requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be construed to mean or include any other gender or genders.

        10.2 HEADINGS AND CROSS-REFERENCES. Headings of the sections have been included for convenience of reference only and shall in no way limit or affect the meaning or interpretation of the specific provisions of this Agreement. All cross-references to sections herein shall mean the section of this Agreement unless otherwise stated or clearly required by the context. Words such as "herein" and "hereof" shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise stated or clearly required by the context. The term "including" means "including without limitation."

        10.3 COMPUTATION OF TIME. Whenever any time period provided for in this Agreement is measured in "business days," there shall be excluded from such time period each day that is a Saturday, Sunday, recognized federal legal holiday, or other day on which the FCC's offices are closed and are not reopened prior to 5:30 p.m. Washington, D.C. time. In all other cases all days shall be counted.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year written above.



                                            SECOND GENERATION OF FLORIDA, LTD.



                                            By:  /s/ Tom Embrescia
                                                 -------------------------------
                                                 Tom Embrescia, Chairman


                                            ACME TELEVISION, LLC



                                            By:  /s/ Thomas Allen
                                                 -------------------------------
                                                 Thomas S. Allen, Executive V.P.

           The following Exhibits and Schedules have been intentionally omitted by the Registrants.


           SCHEDULES

           1.   Government Licenses
           2.   Tangible Personal Property
           3.   Contracts
           4.   Leases
           5.   Taxes
           6.   Environmental
           7.   Financial Statements
           8.   Insurance
           9.   Compliance with Laws
           10.  Station Assets
           11.  Cable Carriage


           EXHIBITS

           A.    Escrow Agreement
           B.    Noncompetition Agreement
           C.    Opinion Letter of Buyer's Counsel
           D.    Opinion Letter of Seller's Counsel


           A copy of any omitted Exhibit or Schedule will be provided to the Securities and Exchange Commission upon request.